UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Empery Digital Inc. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EMPERY DIGITAL

ANNUAL MEETING • OCTOBER 14, 2026
LEARN MORE AT PROTECTEMPERY.COM

TO OUR SHAREHOLDERS

Investing In The AI Buildout

Your Board of Directors is building a portfolio at the center of the AI and high-performance computing buildout - powered land, power generation, secured tenants and a balance sheet built to fund it. A key to the strategy is a strategic partnership with Hunt Properties and their unique behind the meter skill-set.

VOTE the WHITE proxy card FOR all 9 of your Board's nominees

LAKE STREET CAPITAL MARKETS

INITIATED BUY $6

STRATEGIC • DISCIPLINED • SHAREHOLDER ALIGNED

LEARN MORE AT PROTECTEMPERY.COM

Near-Term Cash Flow

$65M INVESTMENT FOR 25% INTEREST

150 MW Midwest facility that is expected to be converted into a state-of-the-art AI data center upon execution of the triple net lease agreement with high investment grade counterparties currently under LOI. The lease is expected to produce net payments to Empery Digital of more than $440 million over the 15-year term.

Behind the Meter

CARDINAL DATA POWER *$20M INVESTMENT FOR 8% INTEREST*

An inaugural behind the meter campus in West Texas, with generators secured for Phase I now contemplated to be 1.3 GW designed to deliver first power in 2027 and support expansion to more than 5 GW over time.

Flexible Balance Sheet

1,144 BTC + $66M CASH AS OF SEPTEMBER 15, 2026

Bitcoin holdings and cash provide flexibility to allocate capital where it creates the most value for shareholders by pursuing a growing pipeline of diversified data center investment opportunities.

Vote the **WHITE** proxy card **FOR** all 9 Empery Digital nominees today.

ANNUAL MEETING
OCTOBER 14, 2026

EMPERY DIGITAL
ANNUAL MEETING • OCTOBER 14, 2026
LEARN MORE AT PROTECTEMPERY.COM

Your Vote Is Extremely Important, No Matter How Many Shares You Own

Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote your shares by 11:59 p.m. ET on October 13, 2026 by one of the following ways:

Internet

Locate the control number shown on the **WHITE** proxy card or **WHITE** voting instruction form included in this package and access the website indicated.

Scan

Scan the QR code on your **WHITE** proxy card or **WHITE** voting instruction form included in this packet to vote via mobile phone.

Mail

Mark, sign and date your **WHITE** proxy card or **WHITE** voting instruction form included in this package and return it in the postage-paid envelope provided.

Our Recommendation

Please be careful to mark "FOR" for only Empery Digital's 9 nominees – **Ryan Lane, John Kim, Jonathan Foster, Adrian Solgaard, E. Taylor Robertson, Ian Read, Matthew Homer, Örn Ólason and Rohan Chauhan.**

QUESTIONS ABOUT VOTING

Contact our proxy solicitor, Okapi Partners LLC — toll free (U.S. and Canada) (877) 839-1065 or info@okapipartners.com.

DISCARD

Any GOLD proxy card or other materials you may receive from ATG Capital.

Vote the **WHITE** proxy card **FOR** all 9 Empery Digital nominees today.

ANNUAL MEETING
OCTOBER 14, 2026
EMPDFL32026